Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 20, 2007 Relating to

Preliminary Prospectus Supplement dated September 20, 2007

to Prospectus dated July 26, 2007

Registration Statement No. 333-144874

Final Pricing Terms

6.000% Notes Due 2017
Issuer:	Marathon Oil Corporation
Security:	6.000% Notes due 2017
Size:	$750,000,000
Maturity:	October 1, 2017
Coupon:	6.000%
Price to Public:	99.332%
Yield to Maturity:	6.090%
Spread to Benchmark Treasury:	+ 140bp
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Yield:	4.690%
Interest Payment Dates:	April 1st and October 1st, commencing April 1, 2008
Make-Whole Call:	T+20bp
Settlement:	T+5; September 27, 2007
CUSIP:	565849AD8
Anticipated Ratings:	Moody’s: Baa1 (stable outlook) S&P: BBB+ (stable outlook)
Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

6.600% Notes Due 2037
Issuer:	Marathon Oil Corporation
Security:	6.600% Notes due 2037
Size:	$750,000,000
Maturity:	October 1, 2037
Coupon:	6.600%
Price to Public:	99.804%
Yield to Maturity:	6.615%
Spread to Benchmark Treasury:	+165 bp
Benchmark Treasury:	4.750% due February 15, 2037
Benchmark Treasury Yield:	4.965%
Interest Payment Dates:	April 1st and October 1st, commencing April 1, 2008
Make-Whole Call:	T+25bp
Settlement:	T+5; September 27, 2007
CUSIP:	565849AE6
Anticipated Ratings:	Moody’s: Baa1 (stable outlook) S&P: BBB+ (stable outlook)
Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (877) 858-5407 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

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